Exhibit 10.14

EXECUTION COPY

FIRST AMENDMENT TO CREDIT AGREEMENT

FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) dated as of July 2, 2014 (the “Effective Date”), by and among

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Collateral Agent (in such capacities, the “Agent”)

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Swing Line Lender and L/C Issuer,

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Term Loan Agent, the LENDERS party hereto (individually, each a “Lender” and collectively, “Lenders”),

FLOOR AND DECOR OUTLETS OF AMERICA, INC., a Delaware corporation (the “Lead Borrower”); and

FDO Acquisition Corp., a Delaware corporation (“Borrower Holdco”).

WHEREAS:

A.            The Lead Borrower, Borrower Holdco, the Lenders and the Agent are parties to that certain Credit Agreement dated as of May 1, 2013 (as amended, restated, supplemented or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), pursuant to which the Lenders agreed, subject to the terms and conditions thereof, to extend credit and make certain other financial accommodations available to the Borrowers;

B.            The Lead Borrower has notified the Agent of its request to increase the Aggregate Revolving Commitments by $25,000,000, and in connection therewith the Borrowers have requested that the Agent and the Lenders agree to amend the Credit Agreement as set forth herein, and the Agent and the Lenders have agreed to such amendments, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties signatory hereto agree as follows:

1.             Definitions.  Capitalized terms not otherwise defined herein shall have the respective meanings given such terms in the Credit Agreement.

2.             Amendment to Credit Agreement.

(a)           Additional Definitions.  Section 1.01 of the Credit Agreement is hereby amended by adding the following defined terms in the appropriate alphabetical order therein:

“CIT Deferred Purchase Factoring Agreement” means that certain Deferred Purchase Factoring Agreement dated as of March 28, 2014, among the Lead Borrower and The CIT Group/Commercial Services, Inc.  (“CIT”).

“First Amendment” means the First Amendment to the Credit Agreement dated and effective as of the First Amendment Effective Date, by and among the Lead Borrower, Borrower Holdco, the Agent, the Term Loan Agent and the Lenders party thereto.

“First Amendment Effective Date” means July 2, 2014.  “Outside Revolving Maturity Date” means July 2, 2019.

“Qualified Cash” means unrestricted cash and unrestricted Permitted Cash Equivalent Investments of the Lead Borrower that are subject to the valid, enforceable and first priority perfected security interest of the Agent.

“Qualifying IPO” means the issuance by Borrower Holdco or any direct or indirect parent of Borrower Holdco of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Laws (whether alone or in connection with a secondary public offering).

“Revolving Maturity Date” means the earliest of (a) the Outside Revolving Maturity Date, (b) in the event that there are outstanding obligations under the Term Loan B Facility or any Permitted Refinancing thereof, the date that is 90 days prior to the then scheduled maturity date of the Term Loan B Obligations or any Permitted Refinancing thereof and (c) if the Term Loan has not been paid in full, the Term Maturity Date.

“Secured Leverage Ratio” means the ratio of Consolidated Total Indebtedness secured by a Lien minus Qualified Cash to Consolidated EBITDA.

“Term Maturity Date” means May 1, 2018.

(b)           Section 1.01 of the Credit Agreement is hereby amended by amending and restating the following defined terms in their entirety:

“Accelerated Borrowing Base Delivery Event” means either (a) the occurrence and continuance of any Event of Default, or (b) at the election of the Agent, the failure of the Borrowers to maintain Availability at least equal to twelve and one-half percent (12.5%) of the Loan Cap for any three (3) consecutive Business Days.  For purposes of this Agreement, the occurrence of an Accelerated Borrowing Base Delivery Event shall be deemed continuing at the Agent’s or at that Term Loan Agent’s option (i) so long as such Event of Default has not been waived, and/or (ii) if the Accelerated Borrowing Base Delivery Event arises as a result of the Borrowers’ failure to achieve Availability as required hereunder, until Availability has exceeded twelve and one-half percent (12.5%) of the Loan Cap for thirty (30) consecutive calendar days, in which case an Accelerated Borrowing Base Delivery Event shall no longer be deemed to be continuing for purposes of this Agreement.  The termination of an Accelerated Borrowing Base Delivery Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Accelerated Borrowing Base Delivery Event in the event that the conditions set forth in this definition again arise.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders.  As of the First Amendment Effective Date, the Aggregate Revolving Commitments are $125,000,000.

“Applicable Margin” means:

(a)           (i) From and after the Closing Date until the first Adjustment Date, the percentages set forth in Level II of the pricing grid below and (ii) from and after the First Amendment Effective Date until the first Adjustment Date thereafter, the percentages set forth in Level II of the pricing grid below; and

(b)           From and after the first Adjustment Date and on each Adjustment Date thereafter, the Applicable Margin shall be determined from the following pricing grid based upon the Average Daily Availability for the most recent Fiscal Month ended immediately preceding such Adjustment Date; provided, however, notwithstanding anything to the contrary set forth herein, upon the occurrence of an Event of Default under Sections 8.01(b), (c), (h) or (i) or if an Event of Default arises based on a breach of Section 6.04(a), (b), (c) or (h), the Agent may, and at the direction of the Required Lenders shall, immediately increase the Applicable Margin to that set forth in Level III (even if the Average Daily Availability requirements for a different Level have been met) and interest shall accrue at the Default Rate; provided further if the foregoing financial statements or any Borrowing Base Certificates are at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in such financial statements or any Borrowing Base Certificates otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

Level	Average Daily Availability	LIBOR Margin	Base Rate Margin	Commercial Letter of Credit Fee	Standby Letter of Credit Fee
I	Greater than or equal to 66% of the Loan Cap	1.25%	0.25%	0.75%	1.25%
II	Less than 66% of the Loan Cap, but greater than 33% of the Loan Cap	1.50%	0.50%	1.00%	1.50%
III	Less than or equal to 33% of the Loan Cap	1.75%	0.75%	1.25%	1.75%

“Availability Reserves” means, the sum of (a) the Term Loan Reserve, as determined by the Term Loan Agent from time to time in its Permitted Discretion, and (b) without duplication of any other Reserves or items to the extent such items are otherwise addressed or excluded through eligibility criteria, such reserves as the Agent from time to time determines in its Permitted Discretion as being appropriate (i) to reflect the impediments to the Agent’s ability to realize upon the Collateral, (ii) to reflect claims and liabilities that the Agent determines will need to be satisfied in connection with the realization upon the Collateral, (iii) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or (iv) to reflect that a Default or an Event of Default then exists.  Without limiting the generality of the foregoing, Availability Reserves may include, in the Agent’s Permitted Discretion, (but are not limited to) reserves based on: (a) rent; (b) customs duties, and other costs to release Inventory which is being imported into the United States; (c) outstanding Taxes and other governmental charges, including, without limitation, ad valorem, real estate, personal property, sales, claims of the PBGC and other Taxes which may have priority over the interests of the Agent in the Collateral; (d) salaries, wages and benefits due to employees of any Borrower, (e) Customer Credit Liabilities, (f) Customer Deposits, (g) reserves for reasonably anticipated changes in the Appraised Value of Eligible Inventory between appraisals, (h) warehousemen’s or bailee’s charges and other Permitted Encumbrances which may have priority over the interests of the Agent in the Collateral, (i) amounts due to vendors on account of consigned goods, (j) Cash Management Reserves, (k) Bank Products Reserves, and (l) collection handling, agent and other fees, together with any claims or other charge backs, incurred in connection with receivables that are assigned in connection with the CIT Deferred Purchase Factoring Agreement.

“Maturity Date” means the Revolving Maturity Date or Term Maturity Date, as applicable.

“Term Applicable Margin” means, with respect to LIBO Rate Loans, a rate of 2.75% per annum, and, with respect to Base Rate Loans, a rate of 1.75% per annum.

“Term Loan Borrowing Base”, at any time of calculation, an amount equal to:

(a)           the face amount of Eligible Credit Card Receivables multiplied by ten percent (10%);

plus

(b)           the Cost of Eligible Inventory, net of Inventory Reserves, multiplied by the product of ten percent (10%) multiplied by the Appraised Value of Eligible Inventory; provided, however, that Inventory constituting Eligible In-Transit Inventory shall be in an amount no greater than 20% of Eligible On-Hand Inventory;

plus

(c)           ten percent (10%) multiplied by the face amount of Eligible Trade Receivables (net of Receivables Reserves applicable thereto).

“Total Leverage Ratio” shall mean the ratio of Consolidated Total Indebtedness minus Qualified Cash to Consolidated EBITDA for the trailing twelve (12) month period.

(c)           The definition of “Eligible Trade Receivables” in Section 1.01 of the Credit Agreement is hereby amended by amending and restating clause (e) and adding a new clause (w) as follows:

“(e)         Accounts (i) that are not subject to a perfected first priority and exclusive Lien in favor of the Agent, (ii) with respect to which a Borrower does not have good, valid and marketable title thereto, free and clear of any Lien (other than (1) Liens granted to the Agent pursuant to the Security Documents, (2) Liens granted to the Term Loan B Agent pursuant to the Term Loan B Documents and are subject to the Term Loan B Intercreditor Agreement, (3) Liens permitted under Section 7.02(d) for which the Agent has established Reserves, and (4) Permitted Encumbrances which are junior in priority to the Liens in favor of the Agent for which the Agent has established Reserves in its Permitted Discretion), or (iii) that have been sold to CIT, or on which CIT has a Lien, pursuant to the terms of the CIT Deferred Purchase Factoring Agreement;

(w)          all Accounts owed by an account debtor and/or its Affiliates that have outstanding Accounts sold to CIT, or on which CIT has a Lien, pursuant to the terms of the CIT Deferred Purchase Factoring Agreement.”

(d)           Sections 2.09(a) and (b) of the Credit Agreement are hereby amended and restated in their entirety as follows:

“(a)         Commitment Fee.  The Borrowers shall pay to the Agent for the account of each Revolving Lender in accordance with its Applicable Percentage, a commitment fee calculated on a per annum basis equal to 0.25% per annum times the actual daily amount by which the Aggregate Revolving Commitments exceed the Total Revolving Outstandings.  The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first day after the end of each quarter, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.  The commitment fee shall be calculated quarterly in arrears.”

“(b)         Early Termination Fee.  In the event that the Termination Date occurs, for any reason, prior to November 1, 2014, or in the event that the Borrowers voluntarily prepay the Term Loan, in whole or in part, prior to November 1, 2014, the Borrowers shall pay to the Term Loan Agent, for the ratable benefit of the Term Lenders, a fee (the “Early Termination Fee”) in respect of amounts which are or become payable by reason thereof equal to one and one half percent (1.5%) of the Outstanding Term Loan or of the amount of any such voluntary prepayment of the Term Loan, as applicable; provided, that the Borrowers shall not be required to pay an Early Termination Fee if the Borrowers voluntarily prepay the Term Loan, in whole, with the proceeds of a Qualifying IPO, not later than thirty (30) days following the consummation of such Qualifying IPO.  All parties to this Agreement agree and acknowledge that the Term Lenders will have suffered damages on account of the early termination of this Agreement or any portion of the Term Loan and that, in view of the difficulty in ascertaining the amount of such damages, the Early Termination Fee constitutes reasonable compensation and liquidated damages to compensate the Term Lenders on account thereof.”

(e)           Section 2.15(a)(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(i)          Request for Increase.  Provided no Default or Event of Default then exists or would arise therefrom, upon notice to the Agent (which shall promptly notify the Lenders), the Lead Borrower may request an increase in the Aggregate Revolving Commitments by an amount (for all such requests) not exceeding $75,000,000 (the “Commitment Increase”); provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000 and (ii) the Lead Borrower may make a maximum of three such requests.  At the time of sending such notice, the Lead Borrower (in consultation with the Agent) shall specify the time period within which each Revolving Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Revolving Lenders).  No Lender is required to increase its Commitment.”

(f)            Section 6.04(h) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(h)         on or before the 15th day of each month from and after the Closing Date, a Borrowing Base Certificate from the as of the last day of the immediately preceding month, with such supporting materials as the Agent shall reasonably request, including, without limitation, (i) a report in reasonable detail of the Accounts assigned to CIT pursuant to the CIT Deferred Purchase Factoring Agreement and (ii) in the event that Accounts sold to CIT pursuant to the CIT Deferred Purchase Factoring Agreement exceed $1,000,000 in any fiscal year, a report in reasonable detail of the Accounts sold to CIT pursuant to the CIT Deferred Purchase Factoring Agreement solely to the extent such sold Accounts are due from customers having additional Accounts which have been included in the Borrowing Base for such month; provided, however, solely with respect to the Borrowing Base Certificate for the month of April 2013, the Borrowers shall only be required to deliver a preliminary Borrowing Base Certificate on or before May 15, 2013, together with such supporting materials as may be available at such time, and shall, on or before June 15, 2013, provide the final Borrowing Base Certificate for the month of April 2013, together with all supporting materials as the Agent shall reasonably request.  Notwithstanding the foregoing, after the occurrence and during the continuance of an Accelerated Borrowing Base Delivery Event, on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day), the Lead Borrower shall furnish a Borrowing Base Certificate calculated as of the close of business on Saturday of the immediately preceding calendar week

(g)           Section 6.05(a) of the Credit Agreement are hereby amended by adding a new clause (vii) as follows:

“(vii)       of any material notices or material demands delivered or received by any Loan Party (or on its behalf) in connection with the CIT Deferred Purchase Factoring Agreement.”

(h)           Sections 6.07(b) and (c) of the Credit Agreement are hereby amended and restated in their entirety as follows:

“(b)         Upon the request of the Agent after reasonable prior notice, permit the Agent or professionals (including investment bankers, consultants, accountants, and lawyers) retained by the Agent to conduct commercial finance examinations and other evaluations, including, without limitation, of (i) the Lead Borrower’s practices in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves.  The Loan Parties shall pay the fees and expenses of the Agent and such professionals with respect to such examinations and evaluations.  Without limiting the foregoing, the Loan Parties acknowledge that the Agent may, in its discretion, undertake up to: (i) two (2) commercial finance examinations during the twelve (12) months following the Closing Date at the Loan Parties’ expense, and (ii) one (1) commercial finance examination during each of the following twelve (12) month periods thereafter at the Loan Parties’ expense; provided, that, if Availability is, at any time, less than twenty-five percent (25%) of the Loan Cap, the Agent may conduct two (2) commercial finance examinations during such twelve (12) month period at the Loan Parties’ expense.  Notwithstanding the foregoing, the Agent may cause additional commercial finance examinations to be undertaken (i) as it in its discretion deems necessary or appropriate, at its own expense or, (ii) if required by Law, at the expense of Agent and the Loan Parties shared equally or (iii) if an Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.”

“(c)         Upon the request of the Agent after reasonable prior notice, permit the Agent or professionals (including appraisers) retained by the Agent to conduct appraisals of the Collateral, including, without limitation, the assets included in the Borrowing Base.  The Loan Parties shall pay the fees and expenses of the Agent and such professionals with respect to such appraisals.  Without limiting the foregoing, the Loan Parties acknowledge that the Agent may, in its discretion, undertake up to: (i) two (2) inventory appraisals during the twelve (12) months following the Closing Date at the Loan Parties’ expense, and (ii) one (1) inventory appraisal during each of the following twelve (12) month periods thereafter at the Loan Parties’ expense; provided, that, if Availability is, at any time, less than twenty-five percent (25%) of the Loan Cap, the Agent may conduct two (2) inventory appraisals during such twelve (12) month period at the Loan Parties’ expense.  Notwithstanding the foregoing, the Agent may cause additional appraisals to be undertaken (i) as it in its discretion deems necessary or appropriate, at its own expense or, (ii) if required by Law, at the expense of Agent and the Loan Parties shared equally or (iii) if an Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.  So long as no Default or Event of Default has occurred and is continuing, Agent will provide Lead Borrower with a copy of the final appraisal report.  Any adjustments to the Appraised Value or the Borrowing Base hereunder as a result of such appraisals shall become effective ten (10) days following the date of the applicable final appraisal report.”

(i)            Sections 7.01(k) and (q) of the Credit Agreement are hereby amended and restated in their entirety as follows:

“(k)         other Indebtedness of the type not specifically addressed in the other subsections of this Section 7.01;”

“(q)         prior to payment in full of all Term Loan B Obligations, other Indebtedness of the type not specifically addressed in the other sections of this Section 7.01 that matures no earlier than 91 days after the Maturity Date, so long as (A) after giving effect to the incurrence or assumption of such Indebtedness on a Pro Forma Basis, the Total Leverage Ratio is less than or equal to 3.50:1.00, (B) the holders of such Indebtedness have joined the Term Loan B Intercreditor Agreement and accepted all of the terms and conditions thereof as if they were a Term Loan B Lender or Indebtedness junior to all of the Obligations and the Term Loan B Obligations provided the holder of such Indebtedness has executed a subordination and intercreditor agreement acceptable to Agent in its sole discretion, and (C) no Default or Event of Default has occurred and is continuing at the time such Indebtedness is incurred or assumed;”

(j)            Sections 7.02(t) and (cc) of the Credit Agreement are hereby amended and restated in their entirety as follows:

“(t)          prior to payment in full of all Term Loan B Obligations, Liens securing Indebtedness of the Borrowers or their Subsidiaries, which Liens rank pari passu with the Liens securing the Term Loan B Obligations, so long as (A) after giving effect to the incurrence or assumption of such Indebtedness on a Pro Forma Basis, the Total Leverage Ratio is less than or equal to 3.50:1.00, (B) the holders of such Indebtedness have joined the Term Loan B Intercreditor and accepted all of the terms and conditions thereof as if they were a Term Loan B Lender or Indebtedness junior to all of the Obligations and the Term Loan B Obligations provided the holder of such Indebtedness has executed a subordination and intercreditor agreement acceptable to Agent in its sole discretion, and (C) no Default or Event of Default has occurred and is continuing at the time such Lien is granted;”

“(cc)       other Liens of the type not specifically addressed in the other subsections of this Section 7.02 which are securing Indebtedness that matures no earlier than 91 days after the Outside Revolving Maturity Date, so long as (A) after giving effect to the incurrence or assumption of such Indebtedness on a Pro Forma Basis, the Secured Leverage Ratio is less than or equal to 3.50:1.00, (B) the holder of such Indebtedness has executed a subordination (as to lien only) and intercreditor agreement reasonably acceptable to Agent, and (C) no Default or Event of Default has occurred and is continuing at the time such Indebtedness is incurred or assumed.”

(k)           Section 7.03 of the Credit Agreement are hereby amended by adding the following paragraph at the end of such section:

“Without limiting the foregoing, no Loan Party shall obtain any advance payments from CIT in respect of accounts to be sold or assigned by the Borrowers to CIT pursuant to the CIT Deferred Purchase Factoring Agreement, or any loans or other advances or other financial accommodations from CIT, and the only Indebtedness of any Loan Party to CIT, contingent or otherwise, shall consist of the commissions and other fees and charges of CIT incurred in the ordinary course of business pursuant to the terms of the CIT Deferred Purchase Factoring Agreement.”

(l)            Section 7.05(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(d)         dispositions by the Borrowers to CIT of Accounts of the Borrowers, in accordance with the terms and conditions of the CIT Deferred Purchase Factoring Agreement;”

(m)          Sections 7.09(a) and (b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(a)         Amend or modify in any manner materially adverse to the Lenders or the Agent, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), (a) the Organization Documents of Parent, Borrower Holdco or any of their Subsidiaries or (b) the CIT Deferred Purchase Factoring Agreement.

(b)           Make, or agree or offer in writing to pay or make, directly or indirectly, any payment or other distribution in cash in respect of: (1) any Indebtedness permitted to be incurred hereunder, including pursuant to Section 7.01(k) or that is subordinated in right of payment of the Obligations or secured by Liens that are in all respects subordinated to the Liens securing the Obligations pursuant to a subordination agreement between the holders of such Indebtedness and Agent, which subordination agreement must be in form and substance acceptable to the Agent in its sole discretion (“Junior Indebtedness”), or (2) any Term Loan B Obligations or any Permitted Refinancing in respect thereof; except for (i) payments of regularly scheduled principal and interest, mandatory offers to repay, mandatory prepayments of principal, premium and interest and payments of fees, expenses and indemnification obligations with respect to such Term Loan B Obligations, Junior Indebtedness or, in each case any Permitted Refinancing in respect thereof to the extent permitted under any applicable subordination agreement, (ii) so long as no Default or Event of Default has occurred and is continuing, payments or distributions in respect of all or any portion of Term Loan B Obligations, Junior Indebtedness or, in each case, any Permitted Refinancing in respect thereof with the proceeds contributed directly or indirectly to Borrower Holdco or the Lead Borrower by Parent from the issuance, sale or exchange by Parent of Equity Interests made within six (6) months prior thereto, (iii) the conversion of any Term Loan B Obligations or Junior Indebtedness to Equity Interests of Parent, (iv) so long as no Event of Default has occurred and is continuing, the payment that is required under the Code to prevent any Term Loan B Obligations, Junior Indebtedness, or in each case, any Permitted Refinancing in respect thereof from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(l) of the Code, and (v) additional payments and distributions so long as both immediately before such payment or distribution is made and immediately after giving effect thereto, the Payment Conditions are satisfied; or”

(n)           Schedules 2.01 to the Credit Agreement shall be amended by deleting such schedule and replacing it with the schedule set forth on Annex I attached hereto.

3.             Representations and Warranties.  The Lead Borrower and Borrower Holdco represent and warrant to the Agent, the Term Agent and the Lenders that:

(a)           the representations and warranties set forth in the Credit Agreement and in each of the other Loan Documents are true and correct in all material respects (or, in the case of any representation and warranty qualified by materiality, in all respects) on the Effective Date, as if made on and as of the Effective Date and as if each reference therein to “this Agreement” or the “Credit Agreement” or the like includes reference to this Amendment and the Credit Agreement as amended hereby (except to the extent that such representations and warranties expressly relate to an earlier date, in which case they are true and correct as of such earlier date);

and

(b)           after giving effect to this Amendment, no Default or Event of Default exists as of the Effective Date.

4.             Conditions Precedent.  The amendments set forth in this Amendment shall not be effective until each of the following conditions precedent are satisfied in a manner satisfactory to Agent:

(a)           receipt by the Agent of this Amendment, duly authorized and executed by the Lead Borrower, Borrower Holdco, the Term Agent and the Lenders;

(b)           receipt of a Revolving Note executed by the Borrowers in favor of each Lender requesting a Revolving Note reflecting its increased Revolving Commitment;

(c)           the Borrowers shall pay to the Agent, for the benefit of the Lenders, an amendment fee (the “Amendment Fee”) in an amount equal to $137,500.  The Amendment Fee shall be fully earned, due and payable in full on the First Amendment Effective Date and is not refundable for any reason or under any circumstances.  The Agent shall distribute the Increase Fee among the Lenders as it determines in its sole discretion;

(d)           reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrowers pursuant to the terms of the Credit Agreement; and

(e)           after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing, nor shall any Default or Event of Default result immediately from the consummation of the transactions contemplated herein.

5.             Effect on Loan Documents.  As amended hereby, the Credit Agreement and the other Loan Documents shall be and remain in full force and effect in accordance with their terms and hereby are ratified and confirmed by each Borrower in all respects.  The execution, delivery, and performance of this Amendment shall not operate as a waiver of any right, power, or remedy of the Agent or Lenders under the Credit Agreement or the other Loan Documents.  Each Borrower hereby ratifies and confirms in all respects all of its obligations and any prior grant of a security interest under the Credit Agreement and the other Loan Documents.

6.             No Novation; Entire Agreement.  This Amendment is not a novation or discharge of the terms and provisions of the obligations of the Borrower under the Credit Agreement and the other Loan Documents.  There are no other understandings, express or implied, among the Loan Parties, the Agent and the Lenders regarding the subject matter hereof or thereof.

7.             Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

8.             Counterparts; Electronic Execution.  This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Amendment by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Amendment.  Any party delivering an executed counterpart of this Amendment by facsimile or other electronic transmission also shall deliver a manually executed counterpart of this Amendment but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

9.             Construction.  This Amendment and the Credit Agreement shall be construed collectively and in the event that any term, provision or condition of any of such documents is inconsistent with or contradictory to any term, provision or condition of any other such document, the terms, provisions and conditions of this Amendment shall supersede and control the terms, provisions and conditions of the Credit Agreement.  Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified hereby.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as the date first above written.

FLOOR AND DECOR OUTLETS OF AMERICA, INC., as Lead Borrower

By:	/s/ Trevor Lang
	Name:	Trevor Lang
	Title:	Chief Financial Officer

FDO ACQUISITION CORP, as a Guarantor

By:	/s/ Trevor Lang
	Name:	Trevor Lang
	Title:	Chief Financial Officer

[Signature Page to First Amendment to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent and Revolving Lender, L/C Issuer and Swing Line Lender

By:	/s/ Jason Searle
Name:	Jason Searle
Title:	Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Term Loan Agent and Term Lender

By:	/s/ Sally A. Sheehan
Name:	Sally A Sheehan
Title:	Director

BANK OF AMERICA, N.A., as Revolving Lender

By:	/s/ Matthew Potter
Name:	Matthew Potter
Title:	Vice President

SUNTRUST BANK, as Revolving Lender

By:	/s/ Ryan Jones
Name:	Ryan Jones
Title:	Vice President

[Signature Page to First Amendment]

ANNEX I

Schedule 2.01

Lender	Revolving Commitment	Applicable Percentage	Term Commitment	Applicable Percentage
Wells Fargo Bank, National Association	$50,000,000	40.000000000%	$10,000,000	100.0000000000%
Bank of America, N.A.	$37,500,000	30.000000000%	$0	0.000000000%
SunTrust Bank	$37,500,000	30.000000000%	$0	0.000000000%
Total	$125,000,000	100.000000000%	$10,000,000	100.0000000000%